UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 12, 2010

Santa Lucia Bancorp

(Exact name of Registrant as specified in its charter)

California	000-51901	35-2267934
(State or other jurisdiction	(File number)	(I.R.S. Employer
of incorporation)		Identification No.)

7480 El Camino Real, Atascadero, CA	93422
(Address of principal executive office)	(Zip Code)

Registrant’s telephone number, including area code (805) 466-7087

Not Applicable

(Former name or former address, if changes since last report)

Check the appropriate box below if the Form 8-K filing is to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02.  Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

On August 12, 2010, our board of directors (the “Board”), in consultation with our management, and after working closely with our banking examiners, the Federal Reserve Bank of San Francisco (“FRB”), determined that the previously issued unaudited consolidated financial statements for the quarter ended March 31, 2010, contained in our Quarterly Report on Form 10-Q filed May 12, 2010, should be restated, primarily to reflect an additional provision to our allowance for loan losses of $7.3 million and to increase the valuation allowance for deferred tax assets by $1.1 million.   Accordingly, the previously issued consolidated financial statements for such period should not be relied upon.

The increase in the provision for loan losses for the quarter ended March 31, 2010, resulting from this restatement, is the consequence of two significant factors:

•                  based on consultation with the Federal Reserve Bank in connection with a recent examination, to enhance the Bank’s process for determining, documenting and recording an adequate allowance for loan losses (the “ALLL”) and provide more directional consistency relative to underlying trends in the portfolio (e.g. trends in nonaccrual loans, trends in loan losses, trends in past due loans, and trends in classified and other problem loans), the Bank has revised its methodology for calculating the appropriate level of the ALLL and, working closely with the Bank’s regulators, determined that the new methodology should be adopted and reflected in the quarterly results for March 31, 2010, and

•                  as a result of the determination to restate the March results, in accordance with Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 855, “Subsequent Events,” the Bank reassessed its evaluation of potential impairment losses required by ASC Topic 310, “Receivables,” the Company evaluated current information available about problem loans, including new information about the valuation of the underlying loan collateral or information about the financial condition of borrowers, and determined that increases expected to be made to the ALLL in June should be included in this restatement of quarterly results for March 31, 2010.

Furthermore, as a result of the increase in the Company’s reported losses, we increased the valuation allowance on deferred tax assets to 100% of the related deferred tax asset because the benefit of such assets is dependent on future taxable income. This resulted in an increase in deferred tax expense of approximately $1.1 million for the quarter ended March 31, 2010.

Finally, in evaluating ASC Topic 855, “Subsequent Events”, the Company increased the amount of loans  previously identified as nonaccrual loans by approximately $10.6 million as of March 31, 2010, due to the fact these loans were either placed on nonaccrual or charged off subsequent to March 31, 2010.

The changes noted above will be reflected in a Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2010, which we intend to file with the Securities and Exchange Commission as soon as practicable.  In that report, we expect to report a net loss of approximately $9.1 million (or $4.57 diluted loss per share) for the quarter rather than the previously reported net loss of $0.7 million (or $0.38 diluted loss per share).

Authorized officers of the Company have discussed with Vavrinek, Trine, Day & Co., LLP, who serves as our current independent registered public accounting firm, the matters disclosed in this report on Form 8-K.

Based on the need to revise the unaudited consolidated financial statements for the quarter ended March 31, 2010, as stated in this 8-K, management and the audit committee have taken steps to evaluate internal controls and have concluded their design is adequate.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 16, 2010

SANTA LUCIA BANCORP

By:	/s/ John C. Hansen
John C. Hansen
President & CEO
(Principal Executive Officer)